Exhibit (8)
                             Opinion RE: Tax Matters

                                                   The 31st Day of January, 2005

Board of Directors
RE BOND CORPORATE HOLDINGS TRUST, LLC
244 5th Avenue
Suite A250
New York, New York
10001
The United States of America

             REF: MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
                            AND OTHER TAXABLE MATTERS

To Whom It May Concern:

         The following summary of the principal United States Federal income tax consequences of purchasing, owning and disposing of bonds applies to you only if you are a United States holder who is the initial holder of the bonds.

         This summary is based upon the opinion of RE BOND's special United States federal income tax counsel. For purposes of this "Material United States Federal Tax Considerations" section of this prospectus supplement, with respect to book-entry bonds, the term "holder" refers to you if you acquire a beneficial ownership interest in those bonds through the book- entry system of DTC and with respect to certificated bonds, the term "holder" refers to you if you are the beneficial owner of those bonds, regardless of whether those bonds are registered in your name or the name of your nominee. This summary deals only with bonds held as capital assets and does not deal with special tax situations such as:

         o dealers in securities or currencies or traders in securities who elect mark-to-market accounting for United States federal income tax purposes;

         o        tax-exempt organizations;

         o        banks;

         o        regulated investment companies;

         o        common trust funds;

         o United States holders (as defined below) whose functional currency is not the United States Dollar; or

         o persons holding bond as part of a larger integrated financial transaction.

         In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of such note as described in the applicable pricing supplement.

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         This summary is based on United States Federal Income Tax Law, including the United States Internal Revenue Code of 1986, as amended through 2005 (the "Code") as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of bond as set forth in this summary. Before you purchase bond, you should consult your own tax advisor about how the United States federal income tax law or any other laws, including the laws of any other taxing jurisdiction, will apply to your particular situation.

         As used in this summary, the term "United States holder" is a holder of bond who is, or which is, a United States person. A United States person is:

         o        a citizen or resident of the United States;

         o a corporation or partnership organized under the laws of the United States or of any State;

         o an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

         o a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons has the authority to control all of the trust's substantial decisions.

Payments of Interest:

         The interest on your bond will be taxed to you as ordinary interest income. In addition:

         o if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your bond at the time it is paid to you; and

         o if you use the accrual method of accounting for tax purposes, you will be taxed on the I interest on your bond at the time it accrues.

Sale, Redemption or Other Disposition of Bonds:

         Your tax basis in your bonds will be the bonds' U.S. dollar cost, increased by any amounts that you included in income as market discount and reduced by any bond premium you amortize. You will recognize capital gain or loss when you sell or otherwise dispose of your bonds, or when RE BOND redeems your bonds (including through exercise of the Survivor's Option), equal to the difference between:

         o the amount realized on the sale or redemption or other disposition (less any amount attributable to accrued interest, which will be taxable as such); and

         o        your tax basis in the bonds.

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         Your gain or loss will be a long-term capital gain or loss if at the time of the sale, payment or other disposition, you have held the bonds for more than one year.

Backup Withholding and Information Reporting:

         If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, RE BOND, its paying agent or a broker, as the case may be, will be required to collect backup withholding tax from payments to you. This backup withholding tax applies to certain payments of principal and interest on bonds and to proceeds from the sale or disposition of bonds before maturity. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

         If you provide the IRS with the information it requires, you may receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.


                                      -----------------------------------------
                                      J.B. DiLeo & Associates, LLC, CPA
                                      Conducted at the Offices of the Offerer
                                      244 5th Avenue, Suite A-250
                                      New York, New York
                                      January 31, 2005



         FURTHER NOTE: RE BOND, its paying agent or a broker, as the case may be, generally will be required to report certain information to the IRS relating to their payments to you of principal and interest on bonds, and of proceeds from the sale or disposition of bonds before maturity, if you are a non-corporate United States holder.